Exhibit 99.1

Bion Announces Changes in Leadership and Approach

June 3, 2024. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment technology and premium sustainable beef, announced several leadership changes as it refocuses on execution and commencing project development.

Bion has accepted the resignation of Bill O’Neill, its Chief Executive Officer, which became effective on June 1. Mr. O’Neill is departing to pursue other interests. He will work with Bion management through the end of June to help ensure a smooth transition. Mr. O’Neill’s resignation from Bion’s Board of Directors was also accepted.

Greg Schoener has assumed the role of Chief Operating Officer on an interim basis, effective June 1. He has also joined Bion’s Board of Directors. Mr. Schoener is a successful business owner and operator, serving the construction industry in Houston, Texas. He brings broad business management experience, with an emphasis on mission-focused execution and accountability. Greg has been a Bion shareholder since late-2020.

Craig Scott has joined the Company’s Board of Directors, effective June 1. Craig has served Bion in several senior positions, dating back to 1996. Along with his current duties, Mr. Scott will assume a broader management role for Bion, including business development.

Mark Smith, Chairman of the Board of Directors and Bion’s President and counsel, was slated to retire at the end of June 2024. Mr. Smith has agreed to continue to perform his duties for the time being to assist Bion in its transition. The remainder of Bion’s Board members, Bill Rupp, Salvatore Zizza, Ed Schafer, and Jon Northrop will also continue in their roles. More additions to the team and Board can be expected.

Bion is focused on its capital needs and completing third-party engineering of the Ammonia Recovery System at Fair Oaks. Bion continues to pursue its sustainable beef opportunity and expects to identify and commence a project in the near term. Bion believes the ARS can provide cost-effective ‘standalone’ ammonia control for anaerobic digestion (AD) of concentrated industrial organic waste streams. We are especially focused on meat packing/slaughter waste, which is similar to the animal manure waste stream for which the technology was developed. US EPA has proposed tougher discharge standards for the packing/slaughter industry.

Craig Scott stated, “We welcome Greg and his experience to the team. We think his strong and thoughtful leadership, along with his perspective as a major shareholder, are just what we need to navigate the challenges we face today and the opportunities in front of us.”

Greg Schoener stated, “I’m excited by the challenge and the opportunity to help Bion live up to its enormous potential. We’re going to start by establishing a culture of budget and fiscal responsibility, execution, and accountability. We’re not changing direction, just our path. We’re getting back on the one that made sense to me when I invested in 2020: focus on development of the first project. Worry about the next one, or multiple projects, once we’ve accomplished that.”

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About Bion Bion’s patented core technology captures, stabilizes, and upcycles ammonia produced during the anaerobic digestion of organic waste streams to produce Renewable Natural Gas. The ammonia recovery system produces clean water and high-value organic and low-carbon precision fertilizers from the waste stream. It supports our Gen3Tech platform that will minimize the environmental impacts of large-scale livestock production, improve resource and production efficiencies, and drive premium pricing with a USDA-certified sustainable brand. Bion is focused on developing state-of-the-art indoor cattle feeding operations and providing ammonia solutions to the fast-growing clean fuels industry. For more, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘believe’, ‘expect’ and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Head of Business Development

(406) 281-8178 direct